Exhibit 99.1

Tel-Instrument Electronics Corp. Announces Receipt of NYSE MKT Non-Compliance Letter Regarding Minimum Equity Requirement and Commencement of TS-4530A Deliveries

East Rutherford, NJ – July 25, 2013 – Tel Instrument Electronics Corp. (“Tel” or “Company”) announced today that on July 17, 2013, it received a letter from the staff of the NYSE MKT (“Exchange”) that, based on the Tel’s financial statements at March 31, 2013, Tel was no longer in compliance with the minimum stockholders’ equity requirement of $4.0 million, and had also reported net losses in three of its last four fiscal years.

The Company also announced that it has begun shipments this week on the $3.3 million TS-4530A interim production release. This program represents a key component of our plan to regain compliance with the Exchange’s listing standards.

The Company was previously issued a letter indicating that the Company was below certain of the Exchange’s continued listing standards. Specifically, the Company was not in compliance with Section 1000(a) (i) in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such issuer will be able to continue operations and/or meet its obligations as they mature.

The Company submitted a plan to the Exchange, and based on the information provided by the Company on June 17, 2013, the Exchange has determined that the Company has made a reasonable demonstration of its ability to regain compliance. As such, the Company listing is being continued pursuant to an extension and will continue to be monitored against this plan with the next NYSE evaluation date being August 15, 2013. Failure to make progress against this plan could result in the Exchange staff initiating delisting provisions. The Company is optimistic that it will demonstrate sufficient progress to maintain our NYSE-MKT listing. This plan will be contingent upon a full production release from the U.S. Army on the TS-4530A program.

The Company has been given a separate plan period, until November 7, 2014, to regain compliance under Section 1003(a) (ii) of the NYSE Company Guide regarding the deficiency in stockholders’ equity. The plan submitted on June 17, 2013, and accepted by the Exchange, if met, will allow the Company to meet this requirement.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts

Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com